Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS SECOND QUARTER 2015 RESULTS

Growth in Loans, Core Deposits and Record Net Interest Income

(Bridgehampton, NY – July 29, 2015) Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (“BNB”), today announced its results for the second quarter of 2015 and reported core net income and core earnings per share of $5.4 million and $.43 per share, respectively. Core net income excludes $5.3 million in costs, net of income taxes, associated with the June 19, 2015 acquisition of Community National Bank (“CNB”) and a reduction in income tax expense of $.4 million associated with changes in New York City tax law enacted in the second quarter of 2015. Net income and earnings per share inclusive of these charges was $.5 million or $.04 per share, respectively. Highlights of the Company's financial results for the quarter include:

•	Record core net income of $5.4 million and $.43 per share, a 19% increase in core net income over June 2014.

•	Returns on average assets and equity utilizing core net income were .86% and 10.50% in 2015 compared to .84% and 10.32%, respectively in June 2014.

•	Net interest income increased $3.6 million to $20.4 million, with a net interest margin of 3.57%.

•	Total assets of $3.4 billion at June 30, 2015, 57% higher than June 2014.

•	Loans of $2.3 billion, an increase of $1.1 billion or 89%, compared to June 2014.
•	Deposits of $2.8 billion, a $1.0 billion or 59% increase compared to June 2014.
•	Continued solid asset quality metrics and reserve coverage.

•	All capital ratios exceed the fully phased in requirements of Basel III.

•	Declared a dividend of $.23 during the quarter.

“I am pleased to report several significant accomplishments during the second quarter. We completed the acquisition of CNB on Friday, June 19th and over the weekend converted their core systems to ours. This well planned and successfully executed conversion allowed all of our customers more convenient access to community banking services through our expanded network of 40 branch locations extending from Manhattan to Montauk, commented Kevin M. O'Connor, President and CEO of Bridge Bancorp, Inc.

“In addition to the CNB acquisition, we experienced strong organic growth during the quarter as loans increased $126 million or 9% from March 2015 and $328 million or 27% over June 2014. This growth was funded by deposits that increased $157 million or 9% from March 2015 and $246 million or 14% over June 2014. Our organic growth during the quarter was principally responsible for the record core net interest income and core net income, noted Mr. O’Connor.”

Net Earnings and Returns

Net income for the quarter was $0.5 million or $.04 per share, while core net income was $5.4 million or $.43 per share compared to $4.5 million or $.39 per share for the quarter ended June 2014. Additionally, second quarter 2015 earnings per share reflect the impact of the 5.6 million shares issued on June 19, 2015 in connection with the CNB acquisition. Net income for the quarter ended June 30, 2015 includes $5.3 million of costs, net of income taxes, associated with the CNB acquisition and a reduction in income tax expense of $0.4 million. New York State tax legislation signed into law on April 13, 2015, and effective January 1, 2015, largely conformed New York City banking income tax laws with the New York State legislation enacted in 2014. The impact of this change in tax law was to establish and recognize additional deferred tax assets of $.4 million. Core returns on average assets and equity for the second quarter of 2015 were .86% and 10.50%, respectively, while returns on average assets and equity were .07% and .91%, respectively.

Interest income grew in the second quarter 2015 as average earning assets increased 14% or $291.8 million, and the net interest margin increased to 3.57% from 3.36% in June 2014. The increase in the net interest margin reflects a shift in asset mix from lower yielding securities to higher yielding loans associated with greater loan demand. The higher margin also reflects approximately $.5 million associated with greater than expected cash flows from the payoff of certain acquired purchase credit impaired loans. Additionally, higher deposit balances, and lower cost of funds contributed to the enhanced margin. While the average earning assets also include the acquired earning assets of CNB for the eleven day period from June 20, 2015 through June 30, 2015, their impact was not material to the quarterly results.

The provision for loan losses was $.7 million for the quarter, $.2 million higher than the 2014 second quarter, principally due to growth in the loan portfolio. The Company recorded net charge-offs of $.1 million for the quarter, a decrease of $.1 million compared to the second quarter of 2014.

Total non-interest income was $2.5 million, an increase of $.2 million compared to the second quarter of 2014. The increase reflects $.2 million in higher levels of other non-interest income associated with fee income, BOLI, and higher title revenue. Non-interest expense was $22 million, an increase of $9.9 million compared to $12.1 million for the second quarter of 2014. The increase reflects $7.9 million in additional acquisition costs, a $1.1 million increase in salaries and benefits and a $0.9 million increase in other non-interest expense. These increases reflect additional staffing and new facilities associated with the three new branches opened in the second half of 2014, as well as higher marketing costs and continued investments in technology.

"Following the closing of the CNB acquisition in late June 2015, we have worked diligently to assimilate CNB’s employees and operations to minimize disruption to the Company and our customers. During the quarter, we recorded acquisition related costs associated with transitional employees, employee severance and separation costs, contract terminations, professional fees as well as costs associated with closing the former CNB Melville and Great Neck administrative offices. While certain acquisition costs related to contractual obligations will continue in future quarters, we believe that most acquisition related costs have been recognized as of quarter end, stated Mr. O'Connor.”

Balance Sheet and Asset Quality

Total assets were $3.4 billion at June 30, 2015, $1.2 billion higher than June 2014 and average assets for the quarter increased $323.7 million or 16%. Contributing to this growth was the impact of the CNB acquisition on June 19, 2015, adding total assets on a fair value basis of $900 million, with loans of $736 million and deposits of $787 million, respectively. In connection with the acquisition, the Company issued approximately 5.6 million of its common shares with an aggregate value of $157.5 million and recorded preliminary goodwill of $85.5 million.

Total asset growth, excluding the impact of the CNB transaction, was $339 million or 15% over June 2014, including growth of $328 million or 27% in loans. Earning asset growth continues to be funded principally by deposits, which increased $1.0 billion or 59% to $2.8 billion. The increase in deposits at quarter end, exclusive of CNB deposits, reflects organic growth of $246 million, or 14% compared to June 2014. Demand deposits totaled $968 million at June 2015, $401 million higher than June 2014, inclusive of $215 million acquired from CNB.

Asset quality measures remained strong as non-performing assets decreased $.9 million from $2.9 million or .13% at June 2014 to $2.0 million or .06% at June 2015. Non-performing loans of $2.0 million represent .09% of total loans at June 2015, compared to $2.9 million or .19% at June 2014.

Loans 30 to 89 days past due increased $1.7 million to $2.6 million at June 30, 2015 due to the addition of $1.6 million of CNB acquired loans. Additionally, the Company held no OREO at June 2015 and December 2014, compared to $.6 million at June 2014.

The $736 million of acquired CNB loans are recorded at their fair value, as required, effectively netting future losses against the loan balances. Accordingly, the allowance for loan losses to total loans ratio is calculated based on BNB originated loans and excludes the FNBNY and CNB acquired loans. The allowance for loan losses increased $2.1 million to $18.8 million at June 2015 from $16.7 million as of June 2014. The allowance as a percentage of BNB originated loans was 1.27% at June 30, 2015, compared to 1.39% at December 31, 2014 and 1.48% at June 30, 2014. These declines reflect an improving economy, increasing collateral values, and improving asset quality trends.

Stockholders’ equity grew $161 million to $333.9 million at June 30, 2015, compared to $172.9 million at June 30, 2014. The growth reflects the purchase price consideration of $157.5 million in the form of common shares issued in connection with the CNB acquisition, earnings, as well as the capital raised in connection with the Dividend Reinvestment Plan, and an increase in the fair value of available for sale investment securities partially offset by shareholders' dividends. The Company's capital ratios exceed all fully phased in capital requirements under the newly effective Basel III rules and the Bank remains classified as well capitalized.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank ("BNB"). Established in 1910, BNB, with assets of approximately $3.4 billion, operates 40 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates two loan production offices: one in Manhattan, and one in Riverhead, New York. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial

Services, Inc. offers financial planning and investment consultation. For more information visit www.bridgenb.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act, difficulties related to the integration of the businesses following the CNB merger, which could adversely affect operating results; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands, except per share amounts and financial ratios)

	June 30,	December 31,	June 30,
	2015	2014	2014
ASSETS
Cash and Due from Banks	$56,966	$45,109	$48,419
Interest Earning Deposits with Banks	19,229	6,621	14,782
Total Cash and Cash Equivalents	76,195	51,730	63,201

Securities Available for Sale, at Fair Value	619,472	587,184	629,067
Securities Held to Maturity	221,756	214,927	205,062
Total Securities	841,228	802,111	834,129

Securities, Restricted	15,079	10,037	10,690

Loans Held for Investment	2,265,276	1,338,327	1,200,861
Less: Allowance for Loan Losses	(18,818)	(17,637)	(16,680)
Loans, net	2,246,458	1,320,690	1,184,181
Premises and Equipment, net	40,025	32,424	30,846
Goodwill and Other Intangible Assets	104,559	10,292	12,640
Accrued Interest Receivable and Other Assets	104,561	61,369	53,289
Total Assets	$3,428,105	$2,288,653	$2,188,976

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits	$967,612	$703,130	$566,503
Savings, NOW and Money Market Deposits	1,481,360	989,287	1,016,887
Certificates of Deposit of $100,000 or more	193,911	83,071	104,913
Other Time Deposits	140,697	58,291	62,768
Total Deposits	2,783,580	1,833,779	1,751,071
Federal Funds Purchased and Repurchase Agreements	96,573	111,263	81,392
Federal Home Loan Bank Advances	175,175	138,327	146,086
Junior Subordinated Debentures	16,002	16,002	16,002
Other Liabilities and Accrued Expenses	22,868	14,164	21,551
Total Liabilities	3,094,198	2,113,535	2,016,102
Total Stockholders' Equity	333,907	175,118	172,874
Total Liabilities and Stockholders' Equity	$3,428,105	$2,288,653	$2,188,976

Selected Financial Data:

Tangible Book Value Per Share	$13.34	$14.15	$13.78

Capital Ratios (1):
Total capital (to risk weighted assets)	11.1%	13.0%	13.6%
Tier 1 capital (to risk weighted assets)	10.3%	11.9%	12.5%
Common equity tier 1 capital (to risk weighted assets)	9.7%	N/A	N/A
Tier 1 capital (to average assets)	10.7%	8.4%	8.5%

Asset Quality:
Loans 30-89 days past due	$2,563	$1,310	$924
Loans 90 days past due and accruing	$1,242	$144	$1,302

Non-performing loans	$1,973	$1,203	$2,327
Real estate owned	-	-	577
Non-performing assets	$1,973	$1,203	$2,904

Non-performing loans/Total loans	0.09%	0.09%	0.19%
Non-performing assets/Total assets	0.06%	0.05%	0.13%
Allowance/Non-performing loans	953.78%	1466.08%	716.80%
Allowance/Total loans	0.83%	1.32%	1.39%
Allowance/Originated loans	1.27%	1.39%	1.48%

(1) Q2 2015 Capital ratios have been calculated under the new Basel III requirements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014

Interest Income	$22,380	$18,730	$42,887	$36,088
Interest Expense	1,953	1,915	3,765	3,737
Net Interest Income	20,427	16,815	39,122	32,351
Provision for Loan Losses	700	500	1,500	1,200
Net Interest Income after Provision for Loan Losses	19,727	16,315	37,622	31,151
Other Non Interest Income	2,035	1,847	4,386	3,439
Title Fee Income	492	461	955	783
Net Securities Losses	-	(16)	(10)	(1,128)
Total Non Interest Income	2,527	2,292	5,331	3,094
Salaries and Benefits	7,557	6,412	15,080	12,618
Acquisition Costs and Branch Restructuring	8,204	300	8,379	4,734
Amortization of Core Deposit Intangible	45	96	93	154
Other Non Interest Expense	6,228	5,316	11,792	9,631
Total Non Interest Expense	22,034	12,124	35,344	27,137
Income Before Income Taxes	220	6,483	7,609	7,108
Provision for Income Taxes	(243)	2,165	2,383	2,384
Net Income	$463	$4,318	$5,226	$4,724
Basic and Diluted Earnings Per Share	$0.04	$0.37	$0.43	$0.41
Weighted Average Common Shares	12,454	11,627	12,072	11,555

Selected Financial Data:

Return on Average Total Assets	0.07%	0.80%	0.44%	0.46%
Acquisition Costs and Branch Restructuring, Net of Income Taxes	0.84%	0.04%	0.46%	0.30%
Net Securities Losses, Net of Income Taxes	0.00%	0.00%	0.00%	0.07%
Tax Benefit Related to NYC Tax Law Change	(0.05)%	0.00%	(0.03)%	0.00%
Core Return on Average Total Assets	0.86%	0.84%	0.87%	0.83%

Return on Average Stockholders' Equity	0.91%	9.84%	5.47%	5.43%
Acquisition Costs and Branch Restructuring, Net of Income Taxes	10.28%	0.46%	5.64%	3.55%
Net Securities Losses, Net of Income Taxes	0.00%	0.02%	0.01%	0.85%
Tax Benefit Related to NYC Tax Law Change	(0.69)%	0.00%	(0.37)%	0.00%
Core Return on Average Stockholders' Equity	10.50%	10.32%	10.75%	9.83%

Net Interest Margin	3.57%	3.36%	3.61%	3.41%
Core Efficiency	59.11%	60.45%	59.49%	59.89%
Core Operating Expense as a % of Average Assets	2.21%	2.19%	2.28%	2.19%

Reconciliation of GAAP and core net income and earnings per share for the three and six months ended June 30, 2015 and 2014:

	Three months ended				Six months ended
	June 30,				June 30,
	2015		2014		2015		2014

Net Income Reported/Diluted Earnings Per Share - (GAAP)	$463	$0.04	$4,318	$0.37	$5,226	$0.43	$4,724	$0.41
Adjustments:
Acquisition Costs and Branch Restructuring, Net of Income Taxes	5,260	0.42	200	0.02	5,384	0.45	3,082	0.27
Net Securities Losses, Net of Income Taxes	-	-	10	-	6	-	733	0.06
Tax Benefit Related to NYC Tax Law Change	(351)	(0.03)	-	-	(351)	(0.03)	-	-
Net Income/Diluted Earnings Per Share - Core	$5,372	$0.43	$4,528	$0.39	$10,265	$0.85	$8,539	$0.74

The table above provides a reconciliation of GAAP net income and core net income (GAAP net income adjusted for acquisition costs for FNBNY & CNB, branch restructuring costs, net securities losses, and the tax benefit related to the NYC tax law change) and GAAP earnings per share and core earnings per share. The Company’s management believes the presentation of core net income and core earnings per share provides investors with a greater understanding of the Company’s operating results, in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Three months ended June 30,
	2015			2014
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$1,543,555	$18,605	4.83%	$1,156,025	$14,070	4.88%
Securities	775,697	4,132	2.14	873,958	4,931	2.26
Federal funds sold	32	-	-	-	-	-
Deposits with banks	13,885	11	0.32	11,364	7	0.25
Total interest earning assets	2,333,169	22,748	3.91	2,041,347	19,008	3.73
Non interest earning assets:
Other Assets	179,786			127,519
Total assets	$2,512,955			$2,168,866

Interest bearing liabilities:
Deposits	$1,288,363	$1,180	0.37%	$1,167,140	$1,131	0.39%
Federal funds purchased and repurchase agreements	108,764	92	0.34	74,738	140	0.75
Federal Home Loan Bank advances	134,459	339	1.01	163,880	302	0.74
Junior Subordinated Debentures	16,002	342	8.57	16,002	342	8.57
Total interest bearing liabilities	1,547,588	1,953	0.51	1,421,760	1,915	0.54
Non interest bearing liabilities:
Demand deposits	744,319			556,655
Other liabilities	15,933			14,478
Total liabilities	2,307,840			1,992,893
Stockholders' equity	205,115			175,973
Total liabilities and stockholders' equity	$2,512,955			$2,168,866

Net interest income/interest rate spread		20,795	3.40%		17,093	3.19%

Net interest earning assets/net interest margin	$785,581		3.57%	$619,587		3.36%

Less: Tax equivalent adjustment		(368)			(278)

Net interest income		$20,427			$16,815

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Six months ended June 30,
	2015			2014
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$1,447,309	$35,207	4.91%	$1,110,494	$27,386	4.97%
Securities	765,142	8,370	2.21	826,666	9,266	2.26
Federal funds sold	16	-	-	-	-	-
Deposits with banks	13,295	18	0.27	11,498	15	0.26
Total interest earning assets	2,225,762	43,595	3.95	1,948,658	36,667	3.79
Non interest earning assets:
Other Assets	163,716			117,082
Total assets	$2,389,478			$2,065,740

Interest bearing liabilities:
Deposits	$1,242,910	$2,255	0.37%	$1,123,867	$2,238	0.40%
Federal funds purchased and repurchase agreements	114,942	238	0.42	69,196	269	0.78
Federal Home Loan Bank advances	110,207	589	1.08	123,974	547	0.89
Junior Subordinated Debentures	16,002	683	8.61	16,002	683	8.61
Total interest bearing liabilities	1,484,061	3,765	0.51	1,333,039	3,737	0.57
Non interest bearing liabilities:
Demand deposits	697,736			545,188
Other liabilities	15,161			12,213
Total liabilities	2,196,958			1,890,440
Stockholders' equity	192,520			175,300
Total liabilities and stockholders' equity	$2,389,478			$2,065,740

Net interest income/interest rate spread		39,830	3.44%		32,930	3.22%

Net interest earning assets/net interest margin	$741,701		3.61%	$615,619		3.41%

Less: Tax equivalent adjustment		(708)			(579)

Net interest income		$39,122			$32,351